                                                                   EXHIBIT 10.18


                           NEW FOCUS PACIFIC CO., LTD.


                                       AND


                        FUZHOU CONET COMMUNICATION, INC.


                 -----------------------------------------------


                                 SUPPLY CONTRACT


                 -----------------------------------------------


                * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                TABLE OF CONTENTS


ARTICLE                                                                                      PAGE
                                                                                             ----
PRELIMINARY STATEMENT...................................................................       1

ARTICLE 1 -       DEFINITIONS AND INTERPRETATION........................................       1
ARTICLE 2 -       TERM..................................................................       2
ARTICLE 3 -       SUPPLY OF PRODUCTS....................................................       3
ARTICLE 4 -       PRICING AND PAYMENTS..................................................       4
ARTICLE 5 -       DELIVERY AND TITLE....................................................       6
ARTICLE 6 -       SUPERVISION AND QUALITY CONTROL.......................................       7
ARTICLE 7 -       REPRESENTATIONS, WARRANTIES AND BREACH................................       7
ARTICLE 8 -       INVESTIGATION RIGHT AND RIGHT OF SET-OFF..............................       8
ARTICLE 9 -       NF COMMITMENTS........................................................       9
ARTICLE 10 -      TERMINATION...........................................................       9
ARTICLE 11 -      FORCE MAJEURE.........................................................      10
ARTICLE 12 -      SETTLEMENT OF DISPUTES................................................      10
ARTICLE 13 -      BREACH OF CONTRACT....................................................      11
ARTICLE 14 -      GENERAL PROVISIONS....................................................      12

SIGNATURES        ......................................................................


ANNEX

1       PRODUCTS TO BE SUPPLIED

                                 SUPPLY CONTRACT


THIS CONTRACT is made in Fuzhou Municipality, People's Republic of China, on this 11th day of May, 2000 by and between:

(1) NEW FOCUS PACIFIC CO., LTD., a wholly foreign-owned enterprise registered in the People's Republic of China ("PRC") with its registered address at Building R3-B, Unit A, 1st Floor, Shenzhen High-Tech Industrial Park, Nanshan District, Shenzhen, PRC (hereinafter referred to as the "NF"); and

(2) FUZHOU CONET COMMUNICATION, INC., a Chinese-foreign joint venture company duly organized and existing under the laws of the People's Republic of China, with its legal address at No. 39 Fuxing Avenue, Gushan Fuxing Investment Zone, Jingan District, Fuzhou Municipality, People's Republic of China (hereinafter referred to as the "SUPPLIER").

Supplier and NF are hereinafter also individually referred to as a "PARTY" and collectively as the "PARTIES".


                              PRELIMINARY STATEMENT

WHEREAS, Supplier, New Focus, Inc. ("NFUS"), among others, entered into a Letter of Intent dated 14 January 2000 ("LOI"), under which US$1 million ("SUCH PAYMENT") has been paid by NF to Supplier.

WHEREAS, Supplier and NF wish to enter into a supply contract for Supplier to supply certain products to NF and NF Affiliates (as defined later).

NOW, THEREFORE, the Parties agree as follows:


                   ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1     Definitions

        Unless the terms or context of this Contract otherwise provide, the terms used herein shall have the meanings set forth below:

        "ACCEPTED THIRD PARTY PURCHASES" means the Third Party purchases as accepted by Supplier in accordance with Article 3.4 hereof.

        "ADVANCED PAYMENT" means RMB29 million to be paid by NF to Supplier pursuant to Article 4.3 hereof.

        "CHINA" or "PRC" means the People's Republic of China.

        "COMMENCEMENT DATE" means 1 June 2000.

        "EFFECTIVE DATE" means the date of execution of this Contract by the Parties.

        "MINIMUM PURCHASE AMOUNTS" means the amounts / quantities of Products that NF commits to purchase from Supplier pursuant to Article 9 hereof.

        "NF AFFILIATE" means any company which, directly or indirectly, is controlled by, under common control with, or in control of, NF, the term "control" meaning ownership of more than fifty percent of the voting stock or registered capital, or the power to appoint or elect a majority of the directors, or the power to direct the management, of a company.

        "NF DELAWARE" means New Focus Inc., a company duly incorporated and existing under the laws of the State of Delaware, U.S.A. with its registered address at 1209 Orange Street, City of Wilmington, Delaware 19801, County of New Castle, U.S.A.

        "SAFE" means the State Administration of Foreign Exchange, Fuzhou branch.

        "TERM" means the period for the supply of the Products under this Contract which shall begin on the Commencement Date and shall have a duration of three (3) years therefrom.

        "THIRD PARTY" means any other party or entity other than the Parties, NF Affiliates and NF Delaware.

        "USA" means the United States of America.

1.2     Interpretation

        Articles and headings in this Contract are inserted for the purposes of convenience and reference only and shall not affect the interpretation or construction of this Contract.


                                ARTICLE 2 - TERM

2.1     Term

        This Contract shall become effective upon the Effective Date. The period of the supply of the Products shall commence on the Commencement Date and shall continue in force for three (3) years from the Commencement Date (i.e. the Term), unless otherwise agreed to in writing by the Parties. The Term may be extended upon agreement in writing by the Parties.

                         ARTICLE 3 - SUPPLY OF PRODUCTS

3.1     Supply

        During the Term, Supplier shall supply to NF and NF Affiliates the products which are listed in Annex 1 hereto (the "PRODUCTS") in accordance with the terms of this Contract.

3.2     Annual Budget

        Prior to 1 November preceding each calendar year during the Term, NF shall provide Supplier with an annual budget ("ANNUAL BUDGET") of its requirements of Products for that calendar year in the form to be agreed by the Parties. This Annual Budget shall represent a reasonable estimate on NF's part as to NF's and NF Affiliates' requirements for the Products for that calendar year. NF shall make certain commitments to Supplier with respect to the Annual Budget in accordance with Article 9 hereof. Notwithstanding this Article 3.2, the Parties acknowledge that NF shall provide Supplier a half year budget for the last half of Year 2000 and the Quarterly Budget for the third quarter of Year 2000 one month prior to the commencement of the Term.

3.3     Quarterly Budget

        NF shall provide Supplier four weeks before each quarter of a calendar year a budget for NF and NF Affiliates' requirements for the Products for such quarter ("QUARTERLY BUDGET") and a projected forecast for NF's (and NF Affiliates') requirements for the Products for the quarter immediately following such quarter (for the avoidance of doubt, such projected forecast when given shall not alter or amend each Party's obligations under this Contract with respect to the Annual Budget and the Quarterly Budgets). NF undertakes to Supplier that it and NF Affiliates shall place orders with Supplier for the full amount of Products as stated in such Quarterly Budgets. Supplier undertakes with NF that it shall supply NF (or NF Affiliates, as the case may be) the Products based on orders placed by NF or (NF Affiliates) at least for the amount of products that Supplier can reasonably be expected to produce with:

        [ *** ] DJL-400 or equivalent furnaces on or before 31 December 2000;

        [ *** ] DJL-400 or equivalent furnaces on or before 31 March 2001;

        [ *** ] DJL-400 or equivalent furnaces on or before 30 June 2001;

        [ *** ] DJL-400 or equivalent furnaces after 30 June 2001.

       Provided that:

        (i) the amount of Products stated in the Quarterly Budget for the first (1st) quarter of each calendar year during the Term shall not be in excess of 120% of that amount stated in the Quarterly Budget for the fourth (4th) quarter of the preceding Calendar year, unless otherwise agreed by the Parties; and


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        (ii) the total amounts of the Products stated in the Quarterly Budget shall not exceed that stated in the relevant quarter of the applicable Annual Budget, unless otherwise agreed by the Parties.

3.4     Third Party Purchases

        Supplier further undertakes to NF that Supplier shall not sell any products to a Third Party or otherwise enter into any contract / agreement that would commit any of Supplier's production capacity unless the following conditions are met in full:

        (a) Supplier's sale of the relevant products shall be concluded within six (6) months from the date the purchase order of such products is placed with Supplier;

        (b) The provision to, the acceptance of purchase orders from, or the manufacture on behalf of a Third Party by Supplier of any products, or the entering into of any contract or agreement by Supplier committing any of Supplier's production capacity would not cause any problem or delay in respect of Supplier's undertaking with NF to supply NF (or NF Affiliates, as the case may be) the amount of Products as specified in Article 3.3 hereof.

        Sales made by Supplier to a Third Party in accordance with Article 3.4 shall be referred to in this Contract as an "ACCEPTED THIRD PARTY PURCHASE".

3.5     Purchase Order

        Purchase of the Products by NF and NF Affiliates shall be based on binding purchase orders made by NF and NF Affiliates to Supplier. The terms of the purchase orders shall incorporate the terms of sale as stated in this Contract (where appropriate) and shall not be inconsistent therewith.

3.6     No Resale

        Products purchased by NF and NF Affiliates from Conet cannot be resold to Third Parties in its original form.


                        ARTICLE 4 - PRICING AND PAYMENTS

4.1     Prices

        The prices of the Products that are sold by Supplier to NF shall be quoted on an FOB basis and shall be negotiated by the Parties for each Quarterly Budget based on the then prevailing market price and on a most-preferred customer basis, provided however that the prices for the Products shall be lower than those quoted / offered by NF's current supplier(s) for the same Products under similar terms. Supplier undertakes with NF that the prices of the Products supplied to NF (and NF Affiliates) shall be the most favorable among all its sales (including sales to Third Parties) of the Products for the relevant period of supply.

4.2     Payments

        (a) NF (or NF Affiliates, as the case may be) shall pay Supplier the purchase sum for the Products in relation to a particular purchase order within thirty (30) days after the invoice date for the relevant Products, provided that the invoice date shall not be earlier than the date of shipping of the Products by Supplier.

        (b) All payments to Supplier for export of the Products by Supplier or sales to a bonded zone company in accordance with this Contract shall be made in United States Dollars or in another foreign currency (e.g. Hong Kong dollars). All payments to Supplier for domestic sales in PRC shall be in Renminbi.

4.3     Advanced Payment

        (a) NF shall make an advance payment in the amount of RMB29 million (i.e. the Advanced Payment) to Supplier and Supplier shall repay Such Payment to NFUS in accordance with the following:

                (i) NF shall remit RMB12.4 million within twenty-one (21) days after the signing of this Contract to Supplier's following account:

                        Account Name:
                        Account Number:
                        Name and address of Bank:

                (ii) Supplier undertakes with NF to repay the full amount of Such Payment in US Dollars to NFUS within thirty (30) days after Supplier's receipt of the money referred to in Article 4.3(a)(i) hereof.

                (iii) NF shall remit RMB8.3 million to Supplier's bank account as set out in Article 4.3(a)(i) within seven (7) days after NFUS receives the full payment of Such Payment by Supplier.

                (iv) NF shall remit RMB8.3 million within ninety (90) days after NFUS receives the full payment of Such Payment by Supplier to Supplier's bank account as set out in
                        Article 4.3(a)(i) hereof.

                Supplier shall repay NF the Advanced Payment in instalments in accordance with the following schedules:


                                                     Monthly
                                                     Repayment                    Total
                              Date                 (in Renminbi)   Duration   (in Renminbi)
                              ----                 -------------   --------   -------------
               30 November 2000 to 31 May 2001        500,000      6 months     3,000,000

               1 June 2001 to 30 November 2001        700,000      6 months     4,200,000

               1 December 2001 to 31 May 2002         900,000      6 months     5,400,000

               1 June 2002 to 30 November 2002       1,200,000     6 months     7,200,000

               1 December 2002 to 30 April 2003      1,500,000     5 months     7,500,000

               1 May 2003 to 31 May 2003             1,700,000      1 month     1,700,000

               Total:                                                          29,000,000
                                                                               ==========


        (b) If Supplier fails to repay NF any or all of the Advanced Payment in accordance with the Schedule set out in 4.3(a) above, NF shall have the right to credit any part or all of such due and outstanding portion of the Advanced Payment against NF or NF Affiliates' payments due in relation to purchase orders placed by NF or NF Affiliates during the Term in accordance with the provisions of this Contract. If Supplier is not able to meet its supply obligations under this Contract (particularly Articles 3, 4 and 5 hereof), such failure by Supplier shall constitute a breach of this Contract and NF shall have the right to the repayment by Supplier of the Advanced Payment on 1 December 2001, in addition to other remedies which NF may have under law in relation to such breach.

        If Supplier fails to meet any of its repayment obligations hereunder, interest on the default amount due from Supplier to NF shall accrue from the date of default at the rate of 2% above the Renminbi lending rate for working capital loan to companies as announced by Bank of China Fuzhou Branch from time to time until such time the default amount and the accrued interest are repaid in full.


                         ARTICLE 5 - DELIVERY AND TITLE

5.1     Delivery

        Delivery of the Products shall be made by Supplier to NF's (or NF Affiliate's, as the case may be) premises or such other location as may be specified by NF (or NF Affiliates, as the case may be) from time to time. NF shall bear the reasonable costs associated with such delivery after the Products leave Supplier's factory premises.

5.2     Title

        Title and the risk of loss or damage to the Products shall pass from Supplier to NF (or NF Affiliates, as the case may be) when the Products leave Supplier's factory.

                   ARTICLE 6 - SUPERVISION AND QUALITY CONTROL

6.1     Standards and Specifications

        Supplier shall manufacture the Products in accordance with NF's (or NF Affiliate's) specifications quality standards as maybe provided to Supplier from time to time. NF (or NF Affiliates) shall have the right to review and approve the quality level of such Products which are produced by Supplier. Supplier shall not distribute, market or sell any Products to NF and NF Affiliates to having quality, appearance or weight that do not meet the technical specifications required by NF (or NF Affiliates).

6.2     Inspection

        NF (or NF Affiliates) shall have the right to inspect Supplier's manufacturing facility and warehouse in relation to the Products, at any reasonable time during working hours upon prior written notice to Supplier.

6.3     Sampling

        During the term of this Contract, at NF's (or NF Affiliate's) request, Supplier agrees to obtain and submit, free of any charge to NF (or NF Affiliates), an agreed upon number of randomly selected, then current production samples of the Products, so that NF (or NF Affiliates) may assure itself of the quality thereof. If, at any time, any such sample is disapproved by NF (or NF Affiliates) for good cause, NF (or NF Affiliates) shall so advise Supplier and, upon receipt of such written advice, Supplier shall have a reasonable opportunity (no longer than ninety (90) days) to correct the problem and restore the quality of the Products to the satisfaction of NF (or NF Affiliates). If Supplier fails to correct the quality of the said Products, NF (or NF Affiliates) shall have the right to terminate this Contract upon the second written notice to Supplier.

6.4     Product Responsibility

        Notwithstanding NF's right to enforce compliance with NF's quality standards with respect to the Products, Supplier shall be solely responsible for the manufacturing quality of all Products. Specifically, Supplier shall comply with all relevant laws and regulations of the People's Republic of China in connection with, and shall obtain all necessary approvals, licenses and permits for the manufacture, supply, sale and export (where applicable) of the Products.


               ARTICLE 7 - REPRESENTATIONS, WARRANTIES AND BREACH

7.1     Representations

        Supplier represents, warrants and undertakes with NF that, at the time of delivery of the Products to NF (or NF Affiliates, as the case may be), all Products shall comply with the specifications provided by NF (or NF Affiliates, as the case may be) to Supplier (and accepted by Supplier) from time to time, fit for the purpose as may be specified by NF (or NF Affiliates, as the case may be) in its purchase orders.

7.2     Breach of Article 7.1

        In the event of any Supplier's breach of its representations, warranties and undertakings made under Article 7.1 of this Contract, Supplier shall be liable to, at NF's (or NF Affiliate's, as the case may be) option:

        (a)     promptly replace the Products in question; or

        (b)     promptly repay the price of the Products.

        in addition to other remedies which NF (or NF Affiliates) may have hereunder or under law.


              ARTICLE 8 - INVESTIGATION RIGHT AND RIGHT OF SET-OFF

8.1     Right to Audit

        Within three (3) months after the end of each calendar year during the Term at, at NF's (or NF Affiliates') request and agreed by Supplier, the Parties shall jointly appoint an internationally based, reputable and sizable accounting firm ("ACCOUNTANT") (which also shall have a presence in the PRC, for example, Ernst and Young) at NF's expense to investigate the books and accounts of Supplier for the sole purpose of determining whether the Products supplied to NF and NF Affiliates are supplied with the most favorable prices when compared to other sales of the Products made by Supplier (including those made to Third Parties). Supplier undertakes with NF that Supplier shall cooperate with and provide the Accountant reasonable access to Supplier's financial and sales records, provided that the following scope and instructions have been provided to the Accountant:

        (a) the Accountant shall keep confidential all documents and information of Supplier examined while conducting its investigation, other than those permitted to be disclosed hereunder;

        (b) the Accountant only shall review Accepted Third Party Purchases that involve Products that have the similar specifications in one or more of the purchase orders placed by NF or an NF Affiliates;

        (c) when the Accountant makes comparison of prices, it also shall take into account other terms of these Accepted Third Party Purchases. The Accountant shall report its findings in writing (the "REPORT") to the Parties within one (1) month after concluding the above investigation.

8.2     Right of Refund or Set-off

        Following the issuance of the Report by the Accountant in accordance with Article 8.1 hereof, if the price(s) of the Products supplied to NF (or NF Affiliates, as the case may be) in any given period are not the most favorable as stipulated in Article 4.1, NF

        (or NF Affiliates, as the case may be) shall be entitled to a refund by Supplier of the overpaid amount(s) . Alternatively, NF may elect to set-off this overpaid amount against the invoiced amount in respect of a subsequent purchase of Products by NF (or NF Affiliates) made pursuant to this Contract.


                           ARTICLE 9 - NF COMMITMENTS

9.1 Subject to Article 9.3 hereof, NF represents, warrants and undertakes with Supplier that, with respect to each calendar year during the Term (or part of the calendar year for the first and last years during the Term), NF and NF Affiliates together shall purchase from Supplier 70% of the United States Dollar amount of the Products stated the applicable Annual Budget for that year ("MINIMUM PURCHASE AMOUNTS"). The failure by NF and NF Affiliates to meet the Minimum Purchase Amounts in accordance with this Article 9.1 shall constitute a breach under this Contract. In the event that NF and NF Affiliates fail to meet the Minimum Purchase Amounts, Supplier shall use its best efforts to find other purchaser(s) for the shortfall, notwithstanding Supplier's other rights under this Contract.

9.2 Subject to Article 9.3 hereof, with respect to the purchase of Products, NF shall first purchase the Products from Supplier during the Term.

9.3 NF's obligations under Article 9.1 and Article 9.2 hereof shall be subject to (i) Supplier having capacity and being able to manufacture and supply the Products to NF that meet NF's specifications and standards; and (ii) the sale of Products to NF being made in accordance with the terms of this Contract (including Articles 3, 4, 5, 6 and 7 hereof).


                            ARTICLE 10 - TERMINATION

10.1    Termination

        (a) One Party shall have the right to terminate this Contract by providing the other Party thirty (30) days prior notice in writing under any of the following circumstances:

                (i) if the other Party materially breaches this Contract and such a breach is not remedied within thirty (30) days of notification of such breach;

                (ii) if the other Party has become bankrupt or is the subject of proceedings for liquidation or dissolution or ceases to carry on business or becomes unable to pay its debts as they become due; or

                (iii) if both Parties agree in writing to terminate this Contract.

10.2 Expiration or termination of this Contract shall not affect any supply obligations of Supplier to NF (and NF Affiliates) based on purchase orders already placed with Supplier prior to such expiration or termination.

                           ARTICLE 11 - FORCE MAJEURE

11.1    Definition of Force Majeure

        "FORCE MAJEURE" shall mean all events which are beyond the control of the Parties to this Contract, and which are unforeseen, unavoidable or insurmountable, and which prevent total or partial performance by either Party. Such events shall include earthquakes, typhoons, flood, fire, war, failures of international or domestic transportation, acts of government or public agencies, epidemics, civil disturbances, strikes and any other event which cannot be foreseen, prevented or controlled, including events which are recognized as Force Majeure in general international commercial practice.

11.2    Consequences of Force Majeure

        (a) If an event of Force Majeure occurs, a Party's contractual obligations affected by such an event shall be suspended during the period of delay caused by the Force Majeure and the period for performing such obligations shall be extended, without penalty, for a period equal to such suspension.

        (b) The Party claiming Force Majeure shall promptly inform the other Party in writing and shall furnish within fifteen (15) days thereafter sufficient proof of the occurrence and expected duration of such Force Majeure. The Party claiming Force Majeure shall also use all reasonable endeavours to terminate the Force Majeure.

        (c) In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.


                       ARTICLE 12 - SETTLEMENT OF DISPUTES

12.1    Consultations

        In the event any dispute arises in connection with the interpretation or implementation of this Contract, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute is not resolved in this manner within sixty (60) days after the date on which one Party has served written notice on the other Parties for the commencement of consultations, then any of the Parties may refer the dispute to arbitration in accordance with the provisions of Article
        12.2 hereof.

12.2    Arbitration

        With respect to any disputes which have not been resolved through consultations, they shall be submitted for arbitration to China International Economic And Trade Arbitration Commission in Beijing ("ARBITRATION INSTITUTE") in accordance with the applicable arbitration rules ("ARBITRATION RULES"), for final decision pursuant to the provisions of its Arbitration Rules.

        The arbitration shall also be conducted in accordance with the following provisions:

        (a) the arbitrators shall refer to the Chinese and English texts of this Contract;

        (b) all proceedings in any arbitration shall be conducted in Chinese; and

        (c) there shall be three (3) arbitrators all of whom shall be fluent in English. NF shall select one (1) arbitrator and Supplier shall select one (1) arbitrator. The third arbitrator shall be appointed by the Arbitration Institute and shall serve as chairman of the arbitration tribunal.

12.3    Effect of Arbitration Award

        The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly.

12.4    Costs

        The costs of arbitration shall be borne by the Party as designated in the arbitration award.

12.5    Continuing Rights and Obligations

        When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their remaining respective rights, and fulfil their remaining respective obligations under this Contract.


                         ARTICLE 13 - BREACH OF CONTRACT

13.1    General Breach and Indemnity

        If one Party breaches any of its representations, warranties or undertakings made under this Contract, such Party shall be liable to the other Party (including NF Affiliates in the case of NF) for the direct and indirect losses suffered by the other Party (including NF Affiliates in the case of NF) as a result of such breach.

        Each Party (the "INDEMNIFYING PARTY") further indemnifies and holds harmless the other Party (including NF Affiliates in the case of NF) for any claim, loss or damage sustained or incurred by the other Party (including NF Affiliates in the case of NF) or arising as a result of a breach by the Indemnifying Party of its representations, warranties, undertakings and obligations hereunder, in addition to other remedies which the other Party (including NF Affiliates in the case of NF) may have under law.

13.2    Liability for Breach of Contract

        In the event that a breach of contract committed by a Party to this Contract results in the non-performance of or inability to fully perform this Contract, the liabilities arising from the breach of contract, including reasonable attorneys fees, shall be borne by the Party in breach as provided in this Contract. In the event that a breach of contract is committed by both Parties, each Party shall bear its individual share of the liabilities arising from the breach of contract.


                         ARTICLE 14 - GENERAL PROVISIONS

14.1    Governing Law

        The validity, interpretation, implementation and resolution of disputes of this Contract shall be governed by the laws of the People's Republic of China.

14.2    Assignability

        Neither Party may at any time assign this Contract or any of its rights and obligations hereunder without the prior written consent of the other Party, except that NF shall have the right to assign its rights, obligations and interests under this Contract to NF Delaware or an NF Affiliate and Supplier shall be deemed hereby to have given its consent to such assignment.

14.3    Entire Agreement

        This Contract, including the attachments appended hereto, constitutes the entire agreement between the Parties hereto relating to the subject matter hereof. This Contract may be amended only by a written document signed by both Parties.

14.4    Severability of Terms

        If any one or more of the provisions contained in this Contract shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

14.5    No Waiver

        The failure of one party to enforce any of the provisions of this Contract or to exercise any right herein provided shall not be deemed a waiver of such or any other provision or in any way affect the validity of this Contract.

14.6    Language

        This Contract and the attachments appended hereto are executed in both English and Chinese. Both language versions shall be equally authentic. If a provision of this Contract in the two versions are inconsistent, the Chinese version shall prevail.

14.7    Notices

        Any notice or written communication provided for in this Contract by either Party to the other, including but not limited to any and all offers, writings, or notices to be given hereunder, shall be made in English and Chinese by facsimile or by courier service delivered letter, promptly transmitted or addressed to the appropriate Party. The date of receipt of a notice or communication hereunder shall be deemed to be seven (7) days after the letter is given to a reputable courier service in the case of a courier service delivered letter and two (2) working days after dispatch of a facsimile if evidenced by a transmission confirmation report. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.

        NF:

        NEW FOCUS PACIFIC CO., LTD.
        Building R3-B, Unit A, 1st Floor,
        Shenzhen High-Tech Industrial Park,
        Nanshan District, Shenzhen, PRC

        Telephone No:        755-6525100
        Facsimile No:        755-6525150
        Attention:           General Manager

        Supplier:

        FUZHOU CONET COMMUNICATION, INC.
        No. 39 Fuxing Avenue
        Gushan Fuxing Investment Zone
        Jingan District, Fuzhou
        People's Republic of China

        Telephone No:        0591-3620100
        Facsimile No:        0591-3627300
        Attention:           General Manager


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IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed by their duly authorized representatives on the date first written above.


NEW FOCUS PACIFIC CO., LTD.              FUZHOU CONET COMMUNICATION, INC.




By:     /s/ BAO-TONG MA                  By:     /s/ ZHI-XIN CAO
        ----------------------------             ------------------------------
Name:   Bao-Tong Ma                      Name:   Zhi-Xin Cao
        ----------------------------             ------------------------------
Title:  General Manager                  Title:    Chairman of the Board
        ----------------------------             ------------------------------


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
                                     ANNEX 1

                             PRODUCTS TO BE SUPPLIED


Optical Crystals and Optical Fibre Components as specified by NF in its purchase orders, Quarterly Budgets and Annual Budget from time to time.


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